Exhibit 4.5
EXCHANGE AGENT AND DEPOSITARY AGREEMENT
          This Exchange Agent & Depositary Agreement (this “Agreement”) is entered into as of this ___day of ___2010 by and between United Maritime Group, LLC, a Florida limited liability company (the “Company”) and United Maritime Group Finance Corp., a Delaware corporation (“Finance Corp.,” and, together with the Company, the “Issuers”), and Wells Fargo Bank, National Association, a national banking association having a corporate trust office in Minneapolis, Minnesota (hereinafter referred to from time to time as “Wells Fargo”).
          WHEREAS, the Issuers are offering to exchange all of their outstanding 11 3/4% Senior Secured Notes due 2015, issued on December 22, 2009 (the “Notes”) for new 11 3/4% Senior Secured Notes due 2015 (the “Exchange Notes”) upon the terms and subject to the conditions set forth in the Prospectus filed by the Issuers upon the effectiveness of their Registration Statement on Form S-4, File No. 333-165796, initially filed on March 30, 2010, as amended (the “Prospectus”), and the related Letter of Transmittal, which together, as they may be supplemented or amended from time to time, constitute the “Offer.” All capitalized terms not defined herein shall have the meaning ascribed to such term in the Offer.
          WHEREAS, the Issuers hereby appoint Wells Fargo to act as the exchange agent and depositary (together, the “Exchange Agent”) in connection with the Offer. References hereinafter to “you” shall refer to Wells Fargo Bank, National Association, as Exchange Agent.
          The Offer is expected to be commenced by the Issuers on or about the date of the Prospectus. The Letter of Transmittal that accompanies the Offer (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of DTC (as defined below)) is to be used by the holders of the Notes to accept the Offer. The Letter of Transmittal contains instructions with respect to the delivery of certificates for Notes tendered in connection therewith.
          The Offer shall expire at the time set forth in the section of the Prospectus captioned “The Exchange Offer — Expiration Date; Extensions; Termination; Amendments” (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Issuers expressly reserve the right to extend the Offer from time to time and may extend the Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the scheduled Expiration Date.
          The Issuers expressly reserve the right, in their sole discretion, to (1) delay accepting any validly tendered Notes or (2) terminate or amend the Offer, in each case, by giving oral or written notice (any such oral notice to be promptly confirmed in writing) of such delay, termination or amendment to the Exchange Agent. Any such delay in acceptance, termination or amendment will be followed as promptly as practicable by a public announcement thereof by the Issuers.
          In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:
You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer” or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.
You will establish a book-entry account in respect of the Notes at The Depository Trust Company (“DTC”), in connection with the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the account maintained by you, pursuant to this section, in accordance with DTC’s procedures for such transfer, and you may affect a withdrawal of Notes through such account by book-entry movement as requested by the participant. The account shall be maintained until all Notes tendered pursuant to the Offer shall have been either accepted or returned.
You are to examine each of the Letters of Transmittal and certificates for Notes (or confirmation of book-entry transfer into your account at DTC) and any other documents delivered or mailed to you by or for holders of the Notes to ascertain whether: (a) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (b) the Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.
With the approval of the Chief Executive Officer, the Chief Financial Officer, the General Counsel or any Vice President of the Issuers (such approval, if given orally, to be promptly confirmed in writing), or any other party designated in writing by such officer of the Issuers, you are authorized to waive any irregularities in connection with any tender pursuant to the Offer.
          Tenders of Notes may be made only as set forth in the section of the Prospectus captioned “The Exchange Offer — How to Tender” and Notes shall be considered properly tendered or delivered to you only when tendered in accordance with the procedures set forth therein.
Notwithstanding the provisions of Section 4 of this Agreement, Notes that the Chief Executive Officer, the Chief Financial Officer, the General Counsel or any Vice President of the Issuers shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).
You shall advise the Issuers with respect to any Notes received subsequent to the Expiration Date and accept their instructions with respect to disposition of such Notes.
You shall accept tenders:
in cases where the Notes are registered in two or more names only if signed by all named holders;
in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and
from persons other than the registered holder of Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, if any, are fulfilled.
          You shall accept partial tenders of Notes (only to the extent that the partial tender is equal to $2,000 in aggregate principal amount and any integral multiple of $1,000 in excess thereof) and deliver certificates for Notes to the registrar for split-up and return any untendered Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Offer.
Upon satisfaction or waiver of all of the conditions to the Offer, the Issuers will notify you (such notice, if given orally, to be promptly confirmed in writing) of their acceptance, promptly after the Expiration Date, of all Notes properly tendered indicating the aggregate principal amount of Notes accepted. You, on behalf of the Issuers, will exchange, in accordance with the terms hereof, accepted Notes for Exchange Notes and cause such Notes to be cancelled. Delivery of the Exchange Notes will be made on behalf of the Issuers by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the corresponding series of Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of such Notes by the Issuers; provided, however, that no notes of $2,000 or less shall be accepted in part; provided further, however, that in all cases, Notes tendered pursuant to the Offer will be exchanged only after timely receipt by you of certificates for such Notes (or confirmation of book-entry transfer into your account at DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents, or an agent’s message in lieu thereof. You shall issue Exchange Notes only in initial denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

Notes tendered pursuant to the Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Notes tendered pursuant to the Offer may be withdrawn at anytime prior to the Expiration Date.
The Issuers shall not be required to exchange any Notes tendered if any of the conditions set forth in the Offer are not met. Notice of any decision by the Issuers not to exchange any Notes tendered shall be given (such notice, if given orally, to be promptly confirmed in writing) by the Issuers to you.
If, pursuant to the Offer, the Issuers do not accept for exchange all or part of the Notes tendered, you shall as soon as practicable after the expiration or termination of the Offer return those certificates for unaccepted Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.
All certificates for Exchange Notes and unaccepted Notes shall be forwarded by first-class certified mail, return receipt requested, under a blanket surety bond protecting you and the Issuers from loss or liability arising out of the non-receipt or non-delivery of such certificates, (b) by registered mail insured separately for the replacement value of such securities or (c) in the cases of Notes tendered by book-entry transfer, by book-entry transfer to the DTC account specified by the holder of the Notes in the Letter of Transmittal (or agent’s message in lieu thereof).
You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.
As Exchange Agent hereunder you:
shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a securityholder, the Issuers or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement;
shall have no duties or obligations other than those specifically set forth herein or in the section of the Prospectus captioned “The Exchange Offer” or in the Letter of Transmittal, or as specifically set forth or as may be subsequently agreed to in writing between you and the Issuers; provided, however, that in no event will your general duty to act in good faith be discharged by the foregoing;
will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Notes represented thereby deposited with you pursuant to the Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Offer;
shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;
may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;
may act upon any tender, statement, request, document, certificate, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or presented by the proper person or persons;

may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Issuers;
may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and
shall not advise any person tendering Notes pursuant to the Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any security, including the Notes.
You shall take such action as may from time to time be requested by the Issuers (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as described in the Prospectus), or such other forms as may be approved from time to time by the Issuers, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Offer. All other requests for information relating to the Offer shall be directed to the Issuers, Attention: Walt Bromfield, Chief Financial Officer, with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, Attention: Cristopher Greer, Esq.
You are authorized to cooperate with and to furnish information to any organization (and its representatives) designated from time to time by the Issuers in the manner directed or authorized by the Issuers in connection with the Offer and any tenders thereunder.
You shall advise by e-mail or facsimile transmission Walt Bromfield, the Chief Financial Officer of each of the Issuers and Curtis Hogan of Willkie Farr & Gallagher LLP (at the facsimile numbers 813-273-0248 and 212-728-9744, respectively, or the e-mail addresses,Walt.Bromfield@united-mar.com and chogan@willkie.com, respectively), and such other person or persons as the Issuers may request, daily (and more frequently during the week immediately preceding the Expiration Date, if requested) up to and including the Expiration Date, as to the aggregate principal amount of Notes which have been tendered pursuant to the Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as items properly received and items improperly received. In addition, you also will inform, and cooperate in making available to, the Issuers or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Issuers and such person as the Issuers may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date and each other Expiration Date, if any, the Issuers shall have received information in sufficient detail to enable it to decide whether to extend the Offer. You shall then prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Notes tendered and the amount accepted and deliver such list to the Issuers.
Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date, and, after the expiration of the Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials.
For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. The provisions of this section shall survive the termination of this Agreement.
You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

The Issuers covenant and agree to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including reasonable attorneys’ fees and reasonable expenses, incurred without gross negligence, willful misconduct or bad faith on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Notes, provided, however, that the Issuers shall not be liable for indemnification for any loss, liability, cost or expense, including attorneys’ fees and expenses to the extent arising out of or in connection with your gross negligence, willful misconduct or bad faith. In each case, the Issuers shall be notified by you, in accordance with Section 28 hereof, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith or otherwise notified of the commencement of an action. The Issuers shall be entitled to participate at their own expense in the defense of any such claim or other action and, if the Issuers so elect, the Issuers shall assume the defense of any suit brought to enforce any such claim. In the event that the Issuers shall assume the defense of any such suit, the Issuers shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Issuers shall retain counsel satisfactory to you to defend such suit; provided, that the Issuers shall not be entitled to assume the defense of any such action if the named parties to such action include both you and the Issuers and representation of both parties by the same legal counsel would, in the written opinion of your counsel, be inappropriate due to actual or potential conflicting interests between you and the Issuers. You shall not enter into a settlement or other compromise with respect to any indemnified loss, liability or expense without the prior written consent of the Issuers, which shall not be unreasonably withheld. The provisions of this section shall survive the termination of this Agreement.
You shall arrange to comply with all applicable withholding and tax reporting requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service (e.g., 1099, 1099B, etc.) as directed in writing by the Issuers.
You shall deliver or cause to be delivered in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the transfer of Notes to the Issuers, the Issuers’ payment in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Issuers for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.
This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of laws principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.
This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.
In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.
Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:
If to the Issuers:

United Maritime Group, LLC
601 S. Harbour Island Blvd.
Tampa, FL 33602
Attn: Walt Bromfield, Chief Financial Officer
Fax: (813) 273-0248
with a copy (which shall not constitute notice) to:
Cristopher Greer, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Fax: (212) 728-9214
If to the Exchange Agent:
Wells Fargo Bank, National Association
By Facsimile (for Eligible Institutions only):
(612) 667-6282
Attn. Bondholder Communications
For Information or Confirmation by telephone:
(800) 344-5128, Option 0
By Registered or Certified Mail:
WELLS FARGO BANK, N.A.
Corporate Trust Operations
MAC N9303-121
PO Box 1517
Minneapolis, MN 55480
By Regular Mail or Overnight Courier:
WELLS FARGO BANK, N.A.
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479
In Person by Hand Only:
WELLS FARGO BANK, N.A.
12th Floor – Northstar East Building
Corporate Trust Operations
608 Second Avenue South
Minneapolis, MN 55479
Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 19 and 21 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Issuers any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.
This Agreement shall be binding and effective as of the date hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.
United Maritime Group, LLC

By:
Name:
Title:

United Maritime Group Finance Corp.

By:
Name:
Title:

Wells Fargo Bank, National Association, as Exchange Agent and Depositary

By:
Name:
Title:
(Signature page for Exchange Agent & Depositary Agreement)

Schedule I
COMPENSATION OF EXCHANGE AGENT:

Exchange Agent & Depositary Services:	$[ • ]